Exhibit 99.8

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE INSTITUTIONAL NOTES OFFERINGS](*)

PROSPECTUS SUPPLEMENT
(To Prospectus dated , 20 )
$

% [Insert ranking/conversion information] Notes due

We are offering $ in aggregate principal amount of % [Insert ranking/conversion information] notes due , which we refer to as the Notes. The Notes will mature on            . We will pay interest on the Notes on and of each year, beginning             . We may redeem the Notes in whole or in part at any time or from time to time at the redemption price discussed under the caption “Description of Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase the Notes at % of their principal amount upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $             and integral multiples of $             in excess thereof.

The Notes will be our direct senior unsecured obligations and rank pari passu, or equally, with all outstanding and future unsecured unsubordinated indebtedness issued by TCG BDC, Inc.

We are an externally managed specialty finance company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies, which we define as companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization. We seek to achieve this investment objective by investing primarily in first lien senior secured loans and second lien senior secured loans.

As of , 20 , our investment portfolio consisted of investments in portfolio companies with an aggregate fair value of $ million.

We are managed by Carlyle Global Credit Investment Management L.L.C., an investment adviser registered under the Investment Advisers Act of 1940, as amended. Carlyle Global Credit Administration L.L.C. provides the administrative services necessary for us to operate. Both Carlyle Global Credit Investment Management L.L.C. and Carlyle Global Credit Administration L.L.C. are wholly owned subsidiaries of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group L.P. The Carlyle Group L.P. is a global alternative asset manager with approximately $ billion of assets under management as of , 20 .

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-[ ] of this prospectus supplement and page [ ] of the accompanying prospectus, including the risk of leverage.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes. Please read this prospectus supplement and accompanying prospectus before you invest and keep each for future reference. Information required to be included in a Statement of Additional Information may be found in this prospectus supplement and the accompanying prospectus. We also file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). You may obtain this information or make noteholder inquiries by written or oral request and free of charge by contacting us by mail at our principal executive offices located at 520 Madison Avenue, 40th Floor, New York, NY 10022, on our website at www.tcgbdc.com, or by calling us at (212) 813-4900. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

	Per Note	Total
Public offering price	$	$
Underwriting discount (sales load)	$	$
Proceeds to us, before expenses(1)	$	$

  (1) Before deducting expenses payable by us related to this offering, estimated at $ .

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from and must be paid by the purchaser if the Notes are delivered after .

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about , 20 .

The date of this prospectus supplement is , 20 .

(*) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. The terms of the Notes or the provisions of the indenture governing the Notes may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is intended only to provide an approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the institutional notes for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any representations not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement
TABLE OF CONTENTS

Page
Forward-Looking Statements	S-[ ]
The Company	S-[ ]
Specific Terms of the Notes and the Offering	S-[ ]
Risk Factors	S-[ ]
Selected Financial and Other Information	S-[ ]
Use of Proceeds	S-[ ]
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-[ ]
Ratios of Earnings to Fixed Charges	S-[ ]
Capitalization	S-[ ]
Description of Notes	S-[ ]
Certain Material U.S. Federal Income Tax Considerations	S-[ ]
Underwriting	S-[ ]
Legal Matters	S-[ ]
Financial Statements	S-[ ]

Prospectus
TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus supplement and the accompanying prospectus regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in the accompanying prospectus, as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Under Sections 27A(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus or in a beneficial ownership report we file under the Exchange Act.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our, or our portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of current and future investments;

•	the impact of any protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	our future operating results;

•	the impact of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•	our contractual arrangements and relationships with third parties;

•	the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the loss of key personnel;

•	the costs associated with being a publicly traded company;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability to consummate acquisitions;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of The Carlyle Group Employee Co., L.L.C. and CELF Advisors LLP to attract and retain highly talented professionals that can provide services to our Investment Adviser and Administrator;

•	our ability to maintain our status as a BDC; and

•	our intent to satisfy the requirements of a regulated investment company under Subchapter M of the Code.

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

 THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should review the more detailed information contained in this prospectus supplement and the accompanying prospectus, especially the information set forth under the heading “Risk Factors” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

Unless indicated otherwise in this prospectus supplement or the accompanying prospectus, or the context suggests otherwise:

•	the terms “we,” “us,” “our,” “TCG BDC” and “Company” refer to TCG BDC, Inc., a Maryland corporation and its consolidated subsidiaries;

•	the term “SPV” refers to TCG BDC SPV LLC, our wholly owned and consolidated subsidiary;

•	the term “2015-1 Issuer” refers to Carlyle GMS Finance MM CLO 2015-1 LLC, our wholly owned and consolidated subsidiary;

•	the term “Carlyle” refers to The Carlyle Group L.P. (NASDAQ: CG) and its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds);

•	the term “CDL” refers to the Carlyle Direct Lending platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit (“CGC”) segment;

•	the terms “CGCA” and “Administrator” refer to Carlyle Global Credit Administration L.L.C., our administrator, a wholly owned and consolidated subsidiary of Carlyle;

•	the terms “CGCIM” and “Investment Adviser” refer to Carlyle Global Credit Investment Management L.L.C., our investment adviser, a wholly owned and consolidated subsidiary of Carlyle; and

•
the term “Credit Fund” refers to Middle Market Credit Fund, LLC, an unconsolidated limited liability company, in which we own a 50% economic interest and co-manage with Credit Partners USA LLC, and its wholly owned and consolidated subsidiary.

We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended (together, with the rules and regulations promulgated thereunder, the “Code”).

[TCG BDC, Inc.

We are an externally managed specialty finance company focused on lending to middle market companies. We are managed by our Investment Adviser, a wholly owned subsidiary of Carlyle. Since we commenced investment operations in May 2013 through , 20 , we have invested approximately $ billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies, which we define as companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”), which we believe is a useful proxy for cash flow. We seek to achieve our investment objective primarily through direct originations of secured debt, including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans (collectively, “Middle Market Senior Loans”), with the balance of our assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities).

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.

In conducting our investment activities, we believe that we benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates. We have operated our business as a BDC since we began our investment activities in May 2013.

Investment Strategy

Our Investment Adviser is served by an origination, capital markets, underwriting and portfolio management team comprised of experienced investment professionals in the CDL platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit platform (which in turn operates within Carlyle’s CGC segment). Our investment approach is focused on long-term credit performance and principal preservation. Our Investment Adviser’s investment team utilizes a rigorous, systematic, and consistent investment process, refined over Carlyle’s -year history investing in private markets across multiple cycles, designed to achieve enhanced risk-adjusted returns.

Origination Strategy

Our Investment Adviser has built a strong direct origination platform with coverage of over private equity firms and over lending institutions. Our Investment Adviser’s origination team sources approximately opportunities per year for us with an ultimate investment rate by us of less than % annually. The scale of our Investment Adviser’s origination platform allows us to maximize access to investment opportunities and enhance overall investment selectivity. We further seek to reduce risk by partnering with experienced sponsors with strong track records. We believe lending to companies owned by leading private equity firms (versus non-sponsored companies) has several important and potentially defensive characteristics. Sponsor involvement provides for:

•	maximization of investment opportunities as approximately % of middle market loan volume is sponsor backed as of , 20 , according to the S&P Global Market Intelligence LCD Middle Market Fact Sheet;

•	validation of enterprise value;

•	support, as needed, in strategy, operations and governance of portfolio companies; and

•	the potential for additional capital commitment by sponsor if company requires financial support.

Investment Approach and Risk Monitoring of Investments

Our Investment Adviser utilizes a rigorous, systematic and consistent due diligence underwriting process to evaluate all investment opportunities. Our Investment Adviser’s investment teams primarily consist of origination professionals, research analysts and underwriters. An investment team works on a particular transaction from initial screening through closing, and the same team continues to monitor the credit for the life cycle of the investment.

During the investment process, the investment team works closely with the private equity sponsor in all aspects of due diligence, including onsite meetings, due diligence calls, and review of third party diligence reports. Our Investment Adviser also conducts an independent evaluation of the business, utilizing both internal and external sources. A key differentiator is our Investment Adviser’s integrated credit platform and collaborative efforts that leverage Carlyle’s broader resources, which include access to Carlyle’s relationships and institutional knowledge.

Diversification of our portfolio is a key tenet of our risk management strategy, including diversification by borrower, industry sector, sponsor relationships and other metrics. Additionally, we view proactive portfolio monitoring as a vital part of the investment process. Our Investment Adviser utilizes a proprietary credit surveillance report and software system, an objective rules-based Internal Risk Rating system and proprietary valuation model to assess risk in the portfolio. In addition to monthly portfolio reviews, our Investment Adviser compiles a quarterly risk report that examines, among other metrics, migration in portfolio and loan level investment mix, industry diversification, Internal Risk Ratings, revenue, EBITDA, and leverage. Our Investment Adviser supplements these policies with additional analyses and projections, including stress scenarios, to assess the potential exposure of our portfolio to variable macroeconomic factors and market conditions.

Strategic Relationships

We have established two highly differentiated strategic relationships that expand our product offering and increase our scale, enhancing our investment opportunities and optimizing selectivity rates, as we determine which credits provide the best risk adjusted returns for our stockholders. In early 2015, our Investment Adviser developed a key strategic relationship with Madison Capital Funding LLC (“Madison Capital”), a prominent non-bank finance company that is a subsidiary of New York Life Insurance Company, which has allowed us to offer various lending solutions to potential borrowers and has increased our coverage of U.S. middle market private equity firms. Additionally, in early 2016, we agreed to co-invest with Credit Partners USA LLC (“Credit Partners”), a wholly owned subsidiary of a large Canadian pension fund, to form Credit Fund, a joint venture primarily focused on investing in first lien loans to middle market companies. We and Credit Partners each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital of up to $400 million each. See “—Competitive Strengths—Strategic Relationships” in the accompanying prospectus.

Investment Portfolio

As of , 20 , we had investments in portfolio companies with an aggregate fair value of $ million. During the ended , 20 , we invested approximately $ billion in new investments. During the same period, we had approximately $ million in exits and repayments resulting in net portfolio increase of approximately $ million.

As of , 20 , our portfolio was invested across industries. As of , 20 , no single portfolio company (excluding Credit Fund) represented more than % of our investments at fair value and no single industry represented more than % of our investments at fair value. Based on fair value as of , 20 , approximately % of our investments were in U.S. domestic companies. As of such date, the weighted average remaining term of our debt investments was approximately years. Based on fair value as of , 20 , our portfolio consisted of approximately % in secured debt (% in first lien debt (including % in first lien/last out loans) and % in second lien debt), % in Credit Fund, % in structured finance obligations and % in equity investments. Based on fair value as of , 20 , approximately % of our debt portfolio was invested in debt bearing a fixed interest rate and approximately % of our debt portfolio was invested in debt bearing a floating interest rate, which primarily are subject to interest rate floors.

As of , 20 , the weighted average yield of our first lien debt (including first lien/last out loans) was % and % based on the amortized cost and fair value, respectively. During that same period, the weighted average yield on our second lien debt was % and % based on the amortized cost and fair value, respectively.

We invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade, and, if not rated, would likely be rated below investment grade if it were rated (that is, below BBB- or Baa3, which is often referred to as “junk”). Exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal.

As of , 20 , we and Credit Partners had each contributed $ million and $ million, respectively, to Credit Fund. As of , 20 , Credit Fund’s portfolio was invested in companies across industries. As of , 20 , Credit Fund had investments in portfolio companies with an aggregate fair value of $ million. Based on fair value as of , 20 , approximately % of Credit Fund’s investments were in U.S. domestic companies, and % was invested in debt bearing a floating interest rate with an interest rate floor.

Competitive Strengths

Market Leading Direct Origination Platform. We have access to CDL’s strong direct origination platform, with coverage of over private equity firms and over lending institutions. We take a regional approach to client coverage with offices in New York City, Chicago and Los Angeles. The origination team is highly experienced, and maintains deep relationships with a broad network of financial sponsors, commercial and investment banks, and finance companies, which are expected to continue to generate a significant amount of investment opportunities.

Scaled Investment Platform and Capabilities. CDL is an established, scaled investment platform with the ability to invest across the entire capital structure. CDL’s broad capabilities and ability to offer a full financing solution give us access to a wide funnel of opportunities, allow us to select high quality credits, construct the optimal financing package as it relates to price and terms, assert greater control over documentation, and generate attractive risk-adjusted returns for our stockholders. We believe CDL’s hold sizes are among the largest in the middle market, which we believe results in the ability to generate premium economics, as sponsors are willing to pay higher spreads for financing certainty. CDL’s large hold sizes and strategic relationships enable us to provide certainty with regards to spreads, fees, structure and covenants. Furthermore, the breadth of CDL’s debt offerings also allows us to deploy capital at a measured pace across credit cycles and construct a portfolio that will perform in a broad range of economic conditions.

One Carlyle Capabilities Leading to Superior Credit Performance. We benefit from our Investment Adviser’s utilization of the broader resources of Carlyle, which includes access to Carlyle’s relationships and institutional knowledge from almost three decades of private market investing. Our underwriting process leverages Carlyle’s investment professionals across multiple alternative investment asset classes, operating executives, information obtained through direct ownership of over companies and lending relationships with over companies, credit industry research analysts, and in-house government affairs and economic research teams. Our systematic and consistent approach is augmented by industry expertise and tenured underwriting professionals who both lead our Investment Adviser’s investment team and serve on our Investment Adviser’s investment committee. Strong credit underwriting has been a key component of our investing process, where our Investment Adviser seeks to select borrowers whose businesses are expected to generate substantial cash flows, to have leading management teams, stable operating histories, high barriers to entry and meaningful equity value, and to retain significant value.

Experienced Investment Team. Our Investment Adviser’s investment team comprises investment professionals in CDL who have extensive middle market lending experience. The investment team consists of dedicated investment professionals. The seven members of our Investment Adviser’s investment committee have an average of years of industry experience. We believe the breadth and depth of the investment team in sourcing, structuring, executing, and monitoring a broad range of private investments provides us with a significant competitive advantage in building a high quality portfolio of investments.

Carefully Constructed Portfolio of Diversified Senior Secured, Floating Rate Loans. Our portfolio has been defensively constructed, exhibits strong credit quality, generates stable risk-adjusted returns and allows us to generate meaningful investment income, and consequently dividend income, for our stockholders. We have invested approximately $ billion since our inception in directly originated middle market loans. Our portfolio is highly diversified by borrower, industry sector, sponsor relationships and other metrics. As of , 20 , we had a portfolio of investments in portfolio companies across industries and unique sponsors. As of , 20 , approximately % of our debt investments bore interest at floating rates, subject to interest rate floors, and % of our portfolio was invested in first lien debt investments (including % first lien/last out loans).

Strategic Relationships. Our strategic relationships enhance our ability to provide full financing solutions to our borrowers, which results in our being able to generate optimal economics, significant access to diligence and control over documentation terms. Additionally, these relationships further strengthen our origination platform and ability to develop creative financing solutions to invest through the capital structure based on where we believe the best risk-adjusted return opportunities reside. Our Investment Adviser’s strategic relationship with Madison Capital, a leading middle market senior lender with approximately $ billion of assets under management (“AUM”) as of , 20, allows us to offer a full unitranche financing solution. This product provides middle market companies with certainty for financing without syndication risk and generates attractive risk-adjusted returns on these investments for our stockholders. Madison Capital provides the first lien/first out portion of the unitranche loan, which allows us to provide the first lien/last out portion. Collectively, we and Madison Capital have provided over $ billion (before any repayments or exits) of unitranche loans to middle market companies. The relationship has been extremely successful, and we frequently invest alongside Madison Capital on a variety of investment opportunities (in addition to unitranche loans).

Separately, Credit Fund, our strategic joint venture with a large Canadian pension fund, primarily invests in first lien loans of middle market companies. Since its inception and through , 20 , Credit Fund has provided $ million (before any repayments or exits) of senior secured loans. This joint venture provides us with an enhanced first lien loan product for certain transactions, thus further increasing our deal flow, and results in an increased number of borrowers in our portfolio, which provides strategic benefits as we build incumbent positions for future growth and investment opportunity.

Market Opportunity

We believe the middle market lending environment provides attractive investment opportunities as a result of a combination of the following factors:

Favorable Market Environment. We believe the middle market remains one of the most attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and supply-demand imbalance that continues to favor non-bank lenders. We believe market yields remain attractive and leverage levels at middle market companies are stable, creating a favorable investment environment.

Large and Growing U.S. Middle Market. The U.S. middle market is the largest market by many measures, which is expected to enable us to invest selectively as approximately % of middle market loan volume is sponsor-backed. According to S&P Capital IQ, as of , 20 , there are over U.S. middle market companies generating between $20 million and $1 billion in annual revenue, compared with approximately companies with revenue greater than $1 billion. We believe these middle market companies, both sponsored and non-sponsored, represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow.

Leverage, Pricing and Risk. According to the S&P Global Market Intelligence LCD Quarterly Leveraged Lending Review (Q 20 ), middle market companies are less levered, have larger equity contributions, experience lower rates of default, and achieve higher recoveries versus large cap broadly syndicated loans. Middle market loans also tend to achieve more attractive pricing and structures, including documentation, covenants and information/governance, than broadly syndicated loans. Over the year period from 20 to 20, middle market loans have exhibited an approximate basis points spread premium over broadly syndicated loans according to the S&P Global Market Intelligence LCD Leveraged Loan Index.

Market Environment Favors Non-Traditional Lenders. Traditional middle market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities and are focusing on more liquid asset classes or have exited the business. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle market companies to raise debt capital through public capital markets. This has resulted in other capital providers, such as specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), BDCs, and private investment funds, actively investing in the middle market. We believe the aforementioned changes and restrictions have created a large and growing market opportunity for alternative lenders such as us.

Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by private equity investment and upcoming maturities are expected to provide us with ample deal flow. Current data from the Thompson Reuters LPC Middle Market Weekly Report ( , 20 ) suggests that approximately $ billion of upcoming loan maturities for middle market companies are due between 20 and 20, and the PitchBook PE & VE Fundraising and Capital Overhang Report ( H 20 ) suggests that there is over $ billion of uninvested capital in 2010-YTD Q 20 vintage private equity funds. We believe these refinancings and uninvested capital will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding sponsor and market relationships, particularly for providers of full capital structure financing solutions.

Benefits of Traditional Middle Market Focus. We believe there are significant advantages in our focus on the traditional middle market, a market we categorize to include borrowers with EBITDA in the range of approximately $10 million to $100 million. Traditional middle market companies are generally less levered than companies with EBITDA in excess of $100 million and loans to those borrowers offer more attractive economics in the form of upfront fees, spreads, and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics: these loans have priority in payment among a portfolio company’s security holders and they carry the least risk among investments in the capital structure; these investments, which are secured by the portfolio company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform; and these characteristics can provide protection against credit deterioration. Middle market lenders like us are often able to complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Carlyle and Our Investment Adviser

Our investment activities are managed by our Investment Adviser. Our Investment Adviser is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments on an ongoing basis.

Our Investment Adviser is an affiliate of Carlyle. Carlyle is one of the world’s largest and most diversified multi-product global alternative asset management firms. Carlyle and its affiliates advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies. Since its founding in Washington, D.C. in 1987, Carlyle has grown to become a leading global alternative asset manager with approximately $ billion in AUM across investment vehicles as of , 20.

Carlyle Global Credit is one of the largest integrated credit platforms in the industry with approximately $ billion in AUM and employees with multiple offices, including New York, Chicago and Los Angeles, as of , 20 . Carlyle Global Credit’s investment strategies include loans and structured credit, distressed credit, private credit (through CDL) and energy credit. CDL advises four funds, including us, totaling, in the aggregate, approximately $ billion in AUM as of , 20 .

Our Investment Adviser’s seven-person investment committee is responsible for reviewing and approving our investment opportunities. The members of the investment committee have experience investing through different credit cycles. The investment committee is led by Michael A. Hart, Managing Director of Carlyle, Head of CDL, Chairman of our Board of Directors (“Board”) and our Chief Executive Officer and also includes Jeffrey S. Levin, Managing Director of Carlyle and our President. See “Management—Portfolio Management” in the accompanying prospectus for biographical information of members of our Investment Adviser’s investment committee.

Our Investment Adviser also serves, and may serve in the future, as investment adviser to other existing and future affiliated BDCs that have investment objectives similar to our investment objectives.

Allocation of Investment Opportunities and Potential Conflicts of Interest

Our Investment Adviser’s investment team forms the exclusive Carlyle platform for U.S. middle market debt investments. The SEC has granted us exemptive relief that permits us and certain of our affiliates to co-invest in suitable negotiated investments (the “Exemptive Relief”). If Carlyle is presented with investment opportunities that generally fall within our investment objective and other board-established criteria and those of other Carlyle funds, accounts or other similar arrangements (including other existing and future affiliated BDCs) whether focused on a debt strategy or otherwise, Carlyle allocates such opportunities among us and such other Carlyle funds, accounts or other similar arrangements in a manner consistent with the Exemptive Relief, our Investment Adviser’s allocation policies and procedures and Carlyle’s other allocation policies and procedures, where applicable, as discussed below. More specifically, investment opportunities in suitable negotiated investments for investment funds, accounts and other similar arrangements managed by our Investment Adviser, and other funds, accounts or similar arrangements managed by affiliated investment advisers that seek to co-invest with us or other Carlyle BDCs, are allocated in accordance with the Exemptive Relief. Investment opportunities for all other investment funds, accounts and other similar arrangements not managed by our Investment Adviser are allocated in accordance with their respective investment advisers’ and Carlyle’s other allocation policies and procedures. Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds that are not managed by our Investment Adviser. Carlyle’s, including our Investment Adviser’s, allocation policies and procedures are designed to allocate investment opportunities fairly and equitably among its clients over time, taking into account a variety of factors which may include the sourcing of the transaction, the nature of the investment focus of each such other Carlyle fund, accounts or other similar arrangements, each fund’s, account’s or similar arrangement’s desired level of investment, the relative amounts of capital available for investment, the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals, any requirements contained in the governing agreements of the Carlyle funds, accounts or other similar arrangements and other considerations deemed relevant by Carlyle in good faith, including suitability considerations and reputational matters. The application of these considerations may cause differences in the performance of different Carlyle funds, accounts and similar arrangements that have similar strategies. For a further explanation of the allocation of opportunities and other related conflicts and risks, please see “Business—Allocation of Investment Opportunities and Potential Conflicts of Interest” in the accompanying prospectus.

Because we are a BDC, we are not generally permitted to make loans to companies controlled by Carlyle or other funds managed by Carlyle.

We are also not permitted to make any co-investments with clients of our Investment Adviser or its affiliates (including any fund managed by Carlyle) without complying with our Exemptive Relief, subject to certain exceptions, including with respect to our downstream affiliates. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction. We may also co-invest with funds managed by Carlyle or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Investment Adviser’s and Carlyle’s other allocation policies and procedures.

Operating and Regulatory Structure

We have elected to be treated as a BDC under the Investment Company Act. As a BDC, we are required to comply with certain regulatory requirements and are generally prohibited from acquiring assets other than qualifying assets, unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high quality debt instruments maturing in one year or less from the time of investment. Under the rules of the Investment Company Act, “eligible portfolio companies” include (i) private U.S. operating companies, (ii) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange, NYSE Amex Equities and The NASDAQ Global Market) or registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) public U.S. operating companies having a market capitalization of less than $250 million.

Also, while we may borrow funds to make investments, our ability to use debt is limited in certain significant aspects. In particular, as a BDC, we must have at least 200% asset coverage calculated pursuant to the Investment Company Act in order to incur debt or issue preferred stock (which we refer to collectively as “senior securities”). In effect, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us, which requires us to finance our investments with at least as much equity as senior securities in the aggregate. Certain of our credit facilities also require that we maintain asset coverage of at least 200%. See “—Use of Leverage” and “Regulation” in the accompanying prospectus.

In addition, as a consequence of our election to be treated as a RIC for U.S. federal income tax purposes, our asset growth is dependent on our ability to raise equity capital through the issuance of common stock. RICs generally must distribute substantially all of their investment company taxable income (as defined under the Code) to stockholders as dividends in order to preserve their status as a RIC and not be subject to additional U.S. federal corporate-level taxes. This requirement, in turn, generally prevents us from using our earnings to support our operations, including making new investments. See “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Use of Leverage

Leverage increases the potential for gain and loss on amounts invested and, as a result, increases the risks associated with investing in our securities. The costs associated with our borrowings, including any increase in the fees payable to our Investment Adviser, are borne by our stockholders. Any decision on our part to use borrowings depends upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. Through the SPV, our wholly owned subsidiary, we have a $ million senior secured revolving credit facility with various lenders (as amended, the “SPV Credit Facility”). In addition, we have a $ million senior secured revolving credit facility with various lenders (as amended, the “Credit Facility” and, together with the SPV Credit Facility, the “Facilities”).

On June 26, 2015, through our wholly owned subsidiary, the 2015-1 Issuer, we completed a $400 million term debt securitization (the “2015-1 Debt Securitization”), of which we retained 100% of the preferred interests (the “Preferred Interests”), or approximately $126 million at closing. For more information on our debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in this prospectus supplement and the accompanying prospectus.

Corporate Structure

We were formed in February 2012 as a Maryland corporation structured as an externally managed, non-diversified closed-end investment company. On May 2, 2013, we elected to be regulated as a BDC and commenced substantial investment operations upon the completion of our initial closing of equity capital commitments. Effective on March 15, 2017, we changed our name from “Carlyle GMS Finance, Inc.” to “TCG BDC, Inc.”

Recent Developments

[Insert description of recent developments at time of offering.]

Corporate Information

Our principal executive offices are located at 520 Madison Ave., 40th Floor, New York, New York 10022 and our telephone number is (212) 813-4900. We maintain a website located at www.tcgbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.]

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes under the heading “Description of Notes” in this prospectus supplement and in the accompanying prospectus under the heading “Description of Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	TCG BDC, Inc.
Title of the Securities	% Notes due
Initial Aggregate Principal Amount Being Offered	$
Initial Public Offering Price	% of the aggregate principal amount of Notes
Interest Rate	%
Yield to Maturity	%
Trade Date	, 20
Maturity Date	, 20
Interest Payment Dates	and , commencing , 20 .
Ranking of Notes
The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated, or junior, in right of payment to the Notes. The Notes will rank pari passu, or equally, in right of payment with all of our existing and future senior liabilities that are not so subordinated, or junior, effectively subordinated, or junior, to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and structurally subordinated, or junior, to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.
Optional Redemption
We may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of (1) % of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus basis points, plus, in each case, accrued and unpaid interest to the redemption date.

Sinking Fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Offer to Purchase upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to % of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Legal Defeasance
The Notes are subject to legal defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance
The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we will be released from some of the restrictive covenants in the indenture.

Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]
Events of Default
If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us.

Other Covenants
In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:

•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions.

•    If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”).

No Established Trading Market
The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

You should carefully consider the risk factors described below and under the caption “Risk Factors” In the accompanying prospectus, together with all of the other information included in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. Potential investors should be aware that an investment in the Company involves a high degree of risk. There can be no assurance that the Company’s investment objective will be achieved or that an investor will receive a return of its capital. In addition, there will be occasions when the Investment Adviser and its affiliates may encounter potential conflicts of interest in connection with the Company. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. The following considerations, together with all of the other information included in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, should be carefully evaluated before making an investment in the Company. If any of the following events occur, our business, financial condition and operating results could be materially and adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated, or junior, to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of , 20 , we had $ aggregate principal amount of outstanding indebtedness under [ ].

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of TCG BDC, Inc. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. A significant portion of the indebtedness required to be consolidated on our balance sheet is held through subsidiary financing vehicles and secured by certain assets of such subsidiaries.

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. As of , 20 , we had $ aggregate principal amount of outstanding indebtedness under the [ ]. All of such indebtedness would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

• [issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions;

• pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

• sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

• create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

• enter into transactions with affiliates;

• make investments; or

• create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture that governs the Notes, as supplemented, subject to certain conditions, we will be required to offer to repurchase all outstanding Notes at % of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of Notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, investment repayments, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of the Facilities provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the Facilities at that time and to terminate the Facilities. Our future debt instruments also may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase all the Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

If an active trading market does not develop for the Notes, you may not be able to resell them.

The Notes are a new issue of debt securities for which there currently is no trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

[Update for any other risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED FINANCIAL AND OTHER INFORMATION

The tables below set forth our selected consolidated historical financial data for the periods indicated. The selected consolidated historical financial data as of and for the years ended December 31, 20 , 20 , 20 , 20 and 20 , have been derived from our audited consolidated financial statements, which are included in “Financial Statements and Supplementary Data” of the accompanying prospectus. Interim financial information for the ended , 20 and 20 has been derived from our unaudited interim financial statements. Our unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and, in our opinion, include all adjustments necessary for the fair statement of the results for the periods represented. Our historical results are not necessarily indicative of future results. The selected financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included in this prospectus supplement or the accompanying prospectus.

The selected consolidated financial information and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Financial and Other Information reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of $ million aggregate principal amount of Notes in this offering will be approximately $ million, in each case assuming a public offering price of % of par, after deducting the underwriting discount of $ million payable by us and estimated offering expenses of approximately $ million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial and Other Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement or the accompanying prospectus. The information in this section contains forward-looking information that involves risks and uncertainties. Please see “Risk Factors” and “Forward-Looking Statements” in the accompanying prospectus for a discussion of the uncertainties, risks and assumptions associated with this discussion and analysis. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under “Risk Factors” and “Forward-Looking Statements” in the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

RATIOS OF EARNINGS TO FIXED CHARGES

For the ended , 20 and the years ended December 31, 20 , 20 , 20 , 20 and 20 , the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

	For the Ended , 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20
Earnings to Fixed Charges(1)

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in stockholders’ equity resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and credit facility fees expense and amortization of debt issuance costs.

(1) Earnings include net realized and unrealized gains or losses and the capital gains incentive fee expense accrued in accordance with GAAP. Net realized and unrealized gains or losses and the capital gains incentive fee expense accrued in accordance with GAAP can vary substantially from period to period.

CAPITALIZATION

The following table sets forth our actual capitalization at , 20 . You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of ,20 (unaudited, dollar amounts in thousands)
Actual
Cash and cash equivalents	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.01 per share, common shares authorized, and common shares issued and outstanding, respectively	$
Paid-in capital in excess of par value
Accumulated net investment income (loss)
Accumulated net realized gain (loss)
Accumulated net realized un appreciation (depreciation)
Total stockholders’ equity	$
Total capitalization	$

DESCRIPTION OF NOTES

The following description of the particular terms of the % [Insert ranking/conversion information] Notes due          supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the Notes under an indenture dated as of , between us and [ ], as trustee (the “trustee”). The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the TIA.

The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to “we,” “our” and “us” refer only to TCG BDC and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our consolidated subsidiaries and exclude any investments held by TCG BDC in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of TCG BDC and its subsidiaries.

General

The Notes:

•    will be our general unsecured, senior obligations;

•    will initially be issued in an aggregate principal amount of $ ;

•    will mature on , 20 , unless earlier redeemed or repurchased, as discussed below;

•    will bear cash interest from , 20 at an annual rate of % payable on and of each year, beginning on , 20 ;

•    will be subject to redemption at our option as described under “—Optional Redemption;”

•    will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined below under “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to % of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•    will be issued in denominations of $ and integral multiples of $ thereof; and

•    will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount; provided that such additional Notes must be part of the same issue as the Notes offered hereby for U.S. federal income tax purposes.

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).

Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.

A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a Note will be treated as its owner for all purposes.

Interest

The Notes will bear cash interest at a rate of % per year until maturity. Interest on the Notes will accrue from , 20 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable in arrears on and of each year, beginning on , 20 .

Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time (the “close of business”) on or , as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

Ranking

The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated, or junior, in right of payment to the Notes. The Notes will rank pari passu, or equally, in right of payment with all of our existing and future liabilities that are not so subordinated, or junior. The Notes will effectively rank subordinated, or junior, to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally subordinated, or junior, to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of , 20 , our total consolidated indebtedness was approximately $ aggregate principal amount outstanding, of which approximately $ was secured indebtedness at the TCG BDC level, and of which an aggregate of approximately $ was indebtedness of our subsidiaries. After giving effect to the issuance of the Notes and assuming the proceeds therefrom are used to repay outstanding borrowings under [ ], our total consolidated indebtedness would have been approximately $ aggregate principal amount outstanding as of , 20 . See “Capitalization.”

Optional Redemption

We may redeem some or all of the Notes at any time, or from time to time. If we choose to redeem any Notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

•    % of the principal amount of the Notes to be redeemed, or

•    the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus basis points.

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of Notes not less than nor more than days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $ . Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the remaining Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of (1) , (2) and (3) , or their respective affiliates which are primary U.S. government securities dealers and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we shall select another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue

(expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $ and integral multiples of $ principal amount) of that holder’s Notes at a repurchase price in cash equal to % of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than days and no later than days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes returned to us; provided that each new Note will be in a minimum principal amount of $ or an integral multiple of $ in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of our Facilities provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the Facilities at that time and to terminate the Facilities. In addition, the indentures governing our Convertible Unsecured Notes contain a provision that would require us to offer to purchase the Convertible Unsecured Notes upon the occurrence of a fundamental change. A failure to purchase any tendered Convertible Unsecured Notes would constitute an event of default under the indentures for the Convertible Unsecured Notes, as applicable, which would, in turn, constitute a default under the Facilities and the indenture governing the Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” for a general discussion of our indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Risk Factors—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of TCG BDC and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of TCG BDC or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of TCG BDC, measured by voting power rather than number of shares; or

(3) the approval by TCG BDC’s stockholders of any plan or proposal relating to the liquidation or dissolution of TCG BDC.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of TCG BDC, 50% or more of the outstanding equity interests of which are owned by TCG BDC and its direct or indirect subsidiaries and of which TCG BDC possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

[“Fitch” means Fitch, Inc., also known as Fitch Ratings, or any successor thereto.]

“Investment Grade” means a rating of BBB- or better by [Fitch] (or its equivalent under any successor rating categories of [Fitch]) and BBB- or better by [S&P] (or its equivalent under any successor rating categories of [S&P]) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) Carlyle Global Credit Investment Management L.L.C. or any affiliate of Carlyle Global Credit Investment Management L.L.C. that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Rating Agency” means:

(1) each of [Fitch] and [S&P]; and

(2) if either of [Fitch] or [S&P] ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency for [Fitch] or [S&P], or both, as the case may be.

[“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.]

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Covenants

In addition to the covenants described in the base indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:

Merger, Consolidation or Sale of Assets

The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of TCG BDC or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:

•    we are the surviving person (the “Surviving Person”) or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•    the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•    immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•    we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.

An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Other Covenants

•    We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions.

•    If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default

Each of the following is an event of default:

(1) default in the payment of any interest upon any Note when due and payable and the default continues for a period of days;

(2) default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3) our failure for consecutive days after written notice from the trustee or the holders of at least % in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture;

(4) default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with TCG BDC for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $ million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least % in aggregate principal amount of the Notes then outstanding;

(5) Pursuant to Section 18(a)(1)(c)(ii) and Section 61 of the Investment Company Act, on the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the Investment Company Act) of less than 100%; or

(6) certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of days.

If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least % in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless

(i) such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes,

(ii) the holders of not less than % in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;

(iii) such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the trustee for days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with this indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the trustee, within days after the end of each fiscal year, an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.

Within days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture. Defeasance means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we can legally release ourselves from all payment and other obligations on the Notes. Covenant defeasance means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we will be released from some of the restrictive covenants in the indenture.

Trustee

[ ] is the trustee, security registrar and paying agent. [ ], in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.

Book-Entry, Settlement and Clearance

Global Notes

The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•    upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•    ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•    a limited purpose trust company organized under the laws of the State of New York;

•    a “banking organization” within the meaning of the New York State Banking Law;

•    a member of the Federal Reserve System;

•    a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•    a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•    will not be entitled to have Notes represented by the Global Note registered in their names;

•    will not receive or be entitled to receive physical, certificated Notes; and

•    will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•    DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•    DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•    an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[ ] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

An underwriting discount of % per Note will be paid by us.

The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering.

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds to us, before expenses
      [The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]
The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by us.

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of days after the date of this prospectus supplement without first obtaining the written consent of [ ]. This consent may be given at any time without public notice.]

Listing

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Notes

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of us (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of our Notes, the underwriters or their affiliates may develop analyses or opinions related to us or persons or entities with relationships with us and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge or may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for the Company by Proskauer Rose LLP, Los Angeles, California, Sullivan & Cromwell LLP, New York, New York and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters by [ ].

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

% Notes due

PROSPECTUS SUPPLEMENT

[Underwriters]

, 20